Press Release	Source: Strategic Resources, Ltd.

Strategic Resources Announces Results of Up to .165% U3O8 from Surface Sampling at San Sebastian Uranium Mine in Argentina

BOULDER, Colo., June 18, 2007 (PRIME NEWSWIRE) -- Strategic Resources, Ltd. (OTC BB:SGCR.OB - News) is pleased to announce the results from surface sampling taken at its recently acquired San Sebastian Uranium Mine in Argentina (see press releases of April 12 and May 12, 2007). Four surface samples were recently taken by Strategic’s consulting geologists from areas of previous workings at the mine. Assays were performed at the Argentine National Commission of Atomic Energy (C.N.E.A.), the official laboratory of the Argentine government, using ICP analysis. The four samples returned results of 0.165%, 0.150%, 0.148% and 0.070% U3O8, respectively. The mine consists of over 70 hectares of historic mining rights in La Rioja Province in Northwestern Argentina, in close proximity with Strategic’s 4,500-hectare Cuesta de Miranda and 6,000-hectare Cuesta de Miranda I claims. The property covers historic mining operations and prospective geology for additional production in uranium.

“The results announced today corroborate our efforts at identifying exploration opportunities with near-term drilling potential, and give us even greater enthusiasm for our previously-announced drilling program scheduled for next quarter,” said John Anderson, Chief Executive Officer of Strategic Resources. “We continue to be encouraged about the prospects for exploration and development of the new property, and by the fact that it has hosted production in the past.”

The San Sebastian Mine is located approximately 75 km west-northwest of La Rioja city via national highway 40. The main uranium host rock is a strongly altered, highly fractured and sheared quartzite/siltstone. Mineralization appears to follow high angle structures striking north-northwest and east-west. Alteration minerals include dark purple fluorite, barite, copper oxides, carnotite, quartz, iron and manganese oxides. Radiometric survey of the various trenches, open slot cuts and shallow drifts produced gamma anomalies ranging between 2,000 to 8,000 cps with an average background of approximately 500 cps.

At the San Sebastian mine, there is strong evidence of structural control within meta-sedimentary host rocks resulting in localized concentrations of uranium. Field observations indicate the presence of widespread uranium mineralization within various excavations and mine workings over an area measuring approximately 0.5 km2. The mineral assemblage and open space habit of mineralization are consistent with a low temperature environment. The near-surface occurrence and oxidized nature of the mineralization suggests that the possibility of uranium leaching may have occurred on the property.

The mine is located in proximity to other exploration properties currently being explored by other companies or in proximity to properties previously claimed by the Argentine National Commission of Atomic Energy (C.N.E.A.).

About Strategic Resources:

Strategic Resources, Ltd. is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The Company's shares are quoted on the OTC Bulletin Board under the symbol ``SGCR.''

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital to effectuate our business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Strategic Resources' Securities and Exchange Commission filings, including its Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management's expectations.

For further information, please visit our web site at http://www.strategicresourcesltd.com.

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Strategic Resources, Ltd.
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(877) 922-8224
Strategic Resources